Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-108941 and 333-123881 of Washington Group International, Inc. on Form S-8 of our report dated February 6, 2006 relating to the audit of the consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH, Theissen (Germany) and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 appearing in this Annual Report on Form 10-K of Washington Group International, Inc. for the year ended December 30, 2005. In the report, we express the opinion that the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mitteldeutsche Braunkohlengesellschaft mbH, Theissen (Germany), and the consolidated results of its operations and cash flows in conformity with accounting principles generally accepted in Germany. The effect of applying accounting principles generally accepted in the United States of America on the results of operations for each of the years in the three-year period ended December 31, 2005 and on shareholders’ equity as of December 31, 2005 and 2004, audited by us, is fairly presented in Note C to the consolidated financial statements.

/s/ DELOITTE & TOUCHE GMBH
Deloitte & Touche GmbH
Leipzig, Germany
March 2, 2006